UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):   July 31, 2007

FOREST OIL CORPORATION
(Exact name of registrant as specified in its charter)

New York
(State or other jurisdiction of incorporation)

1-13515	25-0484900
(Commission File Number)	(IRS Employer Identification No.)

707 17th Street, Suite 3600, Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

303.812.1400
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                          Entry into a Material Definitive Agreement.

On May 29, 2007, Forest Oil Corporation (“Forest”) announced the execution of two agreements pertaining to the sale of its Alaska business unit.  The agreements, which were executed on May 28, 2007, include (i) a membership interest purchase agreement (the “Membership Purchase Agreement”) dated as of May 24, 2007, among Forest Alaska Holding LLC, as seller (“Forest Holding”), Forest Alaska Operating LLC (“Forest Alaska Operating” and, together with Forest Holding, “Forest Alaska”), Forest, for certain limited purposes, and Pacific Energy Resources Ltd., as buyer (“PERL”), and (ii) an asset sales agreement (“Asset Sales Agreement”) dated as of May 24, 2007, between Forest and PERL.   On July 31, 2007, the parties entered into amendments to each of the Membership Purchase Agreement and Asset Sales Agreement modifying certain provisions contained in each of the agreements, including among others the consideration terms. The total consideration to be received for the sale of the Alaska assets will include $400 million in cash, 10 million restricted shares of PERL common stock, and a zero coupon $60.75 million note from PERL.

Membership Purchase Agreement.  Pursuant to Amendment No. 1 to the Membership Purchase Agreement, the parties amended the amount and form of consideration to be paid at closing, replaced certain disclosure schedules, modified the termination provisions, waived any claims to title or environmental defects and claims to breach of specified provisions and conditions, and set a closing date of no later than August 24, 2007.   Under the amended Membership Purchase Agreement, at the closing Forest Holding will sell to PERL all of the outstanding membership interests in Forest Alaska Operating and PERL will purchase such membership interests, for a total cash purchase price of $390 million, plus a zero coupon senior subordinated note due 2014 issued to Forest Holding in the principal amount at stated maturity of $60.75 million, plus stock consideration in the form of 4.5 million shares of PERL common stock.  The amendment modifies the termination provisions by deleting certain events that allowed the parties to terminate the Membership Purchase Agreement and modifying the remaining provisions concerning the effect of a termination and the deposit that PERL previously paid to Forest Holding.

A portion of the cash consideration will be used to repay outstanding term loans under Forest Alaska’s First Lien Credit Agreement and Second Lien Credit Agreement, each dated as of December 8, 2006. The total principal amount outstanding under these agreements totaled $268 million as of July 31, 2007, which reflects scheduled principal payments and a principal prepayment of $110 million completed in June 2007.

Asset Sale Agreement.  Pursuant to Amendment No. 1 to the Asset Sales Agreement, the parties replaced certain exhibits, modified the closing and termination provisions, waived any claims to title or environmental defects and claims to breach of specified provisions, and set a closing date of no later than August 24, 2007.   The closing contemplated by the amended Asset Sales Agreement remains subject to the closing of the transactions contemplated by the Membership Purchase Agreement, as amended.  The consideration to be paid under the Asset Sale Agreement remains unchanged consisting of $10 million in cash and 5.5 million shares of common stock in Pacific.

Pursuant to the amendments, a portion of the total stock consideration to be paid under the Membership Purchase Agreement and the Asset Sales Agreement, 5 million restricted shares of PERL common stock, will be delivered to Forest as a supplemental deposit, in addition to the $5.2 million cash deposit previously paid on May 29, 2007.  If Forest has met its closing obligations, but PERL is unable to close the Membership Purchase Agreement and the Asset Sales Agreement, each as amended, on or before August 24, 2007, Forest’s sole remedy is the retention of the cash and common stock deposits.

Amendment No. 1 to the Membership Purchase Agreement and Amendment No. 1 to the Asset Sales Agreement are attached to and incorporated in this Current Report on Form 8-K as exhibits 10.1 and 10.2, respectively.

Item 7.01.                          Regulation FD Disclosure.

On August 1, 2007, Forest announced that it had entered into amendments to the agreements pertaining to the sale of its Alaska assets.  A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information furnished in this Current Report under the heading “Item 7.01 Regulation FD Disclosure”, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended.

Item 8.01.                          Other Events.

The information set forth under Item 1.01 in this Current Report on Form 8-K is hereby incorporated in this Item 8.01 by reference.

Item 9.01.                          Financial Statements and Exhibits.

(d)                         Exhibits

Exhibit No	Description

10.1	Amendment No. 1 to Membership Interest Purchase Agreement dated July 31, 2007, among Forest Alaska Holding LLC, Forest Alaska Operating LLC, Forest Oil Corporation, and Pacific Energy Resources Ltd.

10.2	Amendment No. 1 to Asset Sales Agreement dated July 31, 2007, between Forest Oil Corporation and Pacific Energy Resources Ltd.

99.1	Press release dated July 31, 2007 entitled “Forest Oil Announces Amendment on Sale of Alaska Assets.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOREST OIL CORPORATION
(Registrant)

Dated: August 1, 2007	By	/s/ CYRUS D. MARTER IV
Cyrus D. Marter IV
Vice President, General Counsel and Secretary

INDEX TO EXHIBITS FILED WITH THE CURRENT REPORT ON FORM 8-K

Exhibit	Description

10.1	Amendment No. 1 to Membership Interest Purchase Agreement dated July 31, 2007, among Forest Alaska Holding LLC, Forest Alaska Operating LLC, Forest Oil Corporation, and Pacific Energy Resources Ltd.

10.2	Amendment No. 1 to Asset Sales Agreement dated July 31, 2007, between Forest Oil Corporation and Pacific Energy Resources Ltd.

99.1	Press release dated July 31, 2007 entitled “Forest Oil Announces Amendment on Sale of Alaska Assets.”